Filed Pursuant to Rule 424(b)(3)
Registration No. 333-44441

December 21, 2004

Prospectus Supplement No. 2
To Reoffer Prospectus, Dated January 29, 1998

of

MACK-CALI REALTY CORPORATION

Relating to

2,316,201 Shares of Common Stock of Mack-Cali Realty Corporation

        This Prospectus Supplement No. 2, dated December 21, 2004 (this "Supplement"), supplements our reoffer prospectus dated January 29, 1998 (the "Prospectus") that was filed as part of our Registration Statement on Form S-3, File No. 333-44441, and supplemented by the prospectus supplement dated January 25, 1999 (the "Registration Statement"), relating to the resale by certain of our stockholders (collectively, the "Selling Stockholders") who may receive shares of our common stock, par value $.01 per share, offered by this Supplement in conjunction with the Prospectus, in exchange for units of limited partnership interest ("Common Units") in Mack-Cali Realty, L.P.

        This Supplement presents certain information regarding the ownership of 600 shares of our common stock that may be acquired upon the redemption of 600 Common Units (the "Transferred Units") held by a Selling Stockholder that have been gifted to a private school (the "Assignee"), which Assignee is being added to the Prospectus as an additional Selling Stockholder to permit the resale of the 600 shares of common stock by the Assignee under the Registration Statement and pursuant to the Prospectus upon redemption of the Transferred Units. The 2,316,201 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the assignment of the Transferred Units to the Assignee as reported in the table of Selling Stockholders contained in this Supplement. No additional securities are being registered hereby.

        You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

        The information contained in the following table is as of December 20, 2004, and supersedes and replaces the information relating to the Common Units and underlying shares of common stock issuable upon redemption of such Common Units held by Timothy M. Jones that were reported in the table of Selling Stockholders, and the related footnotes, contained in the Prospectus.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
Timothy M. Jones(4)	183,865	101,680	82,185
Avon Old Farms School(5)	600	600	0

(1)
Includes outstanding shares of common stock and shares of common stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, as amended by this Supplement.

(2)
Includes all of the shares of common stock that may be issued upon redemption of Common Units offered under the Prospectus, as amended by this Supplement, but not any other shares of common stock, Common Units or any preferred units beneficially owned by the Selling Stockholders.

(3)
Assumes all shares registered under this Prospectus, as amended by this Supplement, will be sold.

(4)
On May 7, 2004, Timothy M. Jones resigned as our President.

(5)
The Common Units were transferred by Timothy M. Jones as a gift to Avon Old Farms School.

        Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements. Accordingly, the number of shares of our common stock offered hereby may increase or decrease. Full and complete copies of this Supplement and the Prospectus will be provided upon request.